Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Record Quarterly Results
and Declares Cash Distribution on Common and Subordinated Units

HOUSTON, May 7, 2018 (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Partnership") today announces its financial and operating results for the first quarter of 2018 and recent developments after quarter-end.

Highlights

•	Partnership reports quarterly production of 42.4 Mboe/d, an increase of 11% over the fourth quarter of 2017.

•	Reported oil and gas revenues of $126.2 million and lease bonus and other income of $4.6 million for the quarter.

•	Generated net income of $42.0 million and Adjusted EBITDA of $95.0 million.

•	Reported distributable cash flow of $83.4 million, resulting in distribution coverage for all units of 1.6x.

•	Acquired $32.2 million in mineral and royalty assets for cash during the quarter, led by a sizeable acquisition in the Midland Basin.

•	After quarter-end, borrowing base increased to $600 million from $550 million.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ President, Chief Executive Officer, and Chairman, commented, "Black Stone had a strong quarter to begin 2018. We set new quarterly records for production, Adjusted EBITDA, and Distributable Cash Flow. Our assets continue to perform well across the board. We had strong production from the Bakken and Permian, and we are seeing a ramp-up in Haynesville completions that should drive continued production growth in the second quarter. The mineral and royalty assets that we acquired from Noble Energy in late 2017 are performing above our expectations. We also continued to bolster our core positions in the Midland Basin and the East Texas Haynesville/Bossier play through targeted acquisitions in the first quarter of 2018. As such, Black Stone is well positioned to deliver on our commitment to increase distributions to common and subordinated unitholders to an annualized rate of $1.35 per unit next quarter."

Quarterly Financial and Operating Results

Production

Black Stone reported average production of 42.4 MBoe/d (67% mineral and royalty, 69% natural gas) for the first quarter of 2018. This represents an increase of 19% over average production of 35.6 MBoe/d for the corresponding period in 2017 and is 11% higher than average daily production in the fourth quarter of 2017. Production for the period benefited from a particularly strong contribution from the Bakken/Three Forks program, where the Partnership is seeing increased industry activity over the last year.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $33.10 for the quarter ended March 31, 2018. This represents a 17% increase from the preceding quarter and is 20% higher than the $27.52 per Boe reported for the quarter ended March 31, 2017.

Black Stone reported oil and gas revenues of $126.2 million (58% oil and condensate) for the first quarter of 2018, an increase of 43% from $88.2 million for the first quarter of 2017. This increase in oil and gas revenue was driven by the aforementioned increases in reported production volumes and realized pricing. Oil and gas revenue in the fourth quarter of 2017 was $98.9 million.

The Partnership recognized a loss on commodity derivative instruments of $16.3 million in the first quarter of 2018, composed of a $4.3 million loss from realized settlements and a $12.0 million unrealized loss due to the change in value of the Partnership’s derivative positions during the quarter. In the first quarter of 2017, the Partnership reported a gain on commodity derivative instruments of $22.7 million.

Black Stone recognized $4.6 million in lease bonus and other income in the first quarter of 2018, the majority of which related to the Canyon Lime and other plays in the Mid-Continent. The Partnership reported $13.7 million in lease bonus and other income in the same period in 2017.

The Partnership reported net income of $42.0 million, which includes the non-cash derivative loss described above, for the quarter ended March 31, 2018, compared to net income of $61.6 million in the corresponding period in 2017.

Adjusted EBITDA and Distributable Cash Flow

Black Stone reported Adjusted EBITDA of $95.0 million for the first quarter of 2018, compared to $77.9 million for the corresponding quarter in 2017 and $79.5 million in the fourth quarter of 2017. Distributable cash flow for the first quarter of 2018 was $83.4 million, an increase of 22% from the $68.5 million reported in the first quarter of 2017 and a 20% increase from the $69.4 million in the fourth quarter of 2017. These results for the first quarter of 2018 are both quarterly records for the Partnership as a publicly traded partnership.

Financial Position

As of March 31, 2018, the Partnership had $6.3 million in cash and $436.0 million outstanding under its credit facility. Subsequent to quarter-end, the borrowing base was increased to $600.0 million as part of a regularly scheduled semi-annual redetermination process. As of May 4, 2018, the Partnership had $394.0 million outstanding under the credit facility and $12.5 million in cash, providing $218.5 million in available liquidity. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility.

Hedge Position

Black Stone has commodity derivative contracts in place covering significant portions of its anticipated production for the remainder of 2018 and 2019. For the balance of 2018, approximately 83% of expected oil volumes are hedged at prices averaging $55.24 per barrel and approximately 74% of expected gas volumes are hedged at prices averaging $3.01 per Mcf. For 2019, approximately 48% of anticipated oil volumes are hedged at prices averaging $56.57 per barrel and approximately 39% of expected gas volumes are hedged at an average price of $2.86 per Mcf. More detailed information about the Partnership's existing hedge position can be found in the Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which is expected to be filed on or around May 8, 2018.

Acquisitions

Black Stone acquired $32.2 million of properties for cash in the first quarter of 2018. Included in that amount was a $22.6 million mineral package in the Midland Basin. Additionally, the Partnership continued to consolidate its acreage position in the Shelby Trough area in East Texas.

Working Interest Capital Expenditures

The Partnership invested a net total of $28.2 million in working interest capital during the first quarter of 2018, inclusive of $18.0 million in reimbursements from farmout partners. The majority of this capital is related to its participation in the completion of wells drilled on its Haynesville/Bossier properties in the Shelby Trough of East Texas prior to the previously announced farmouts with Canaan Resource Partners and Pivotal Petroleum Partners. As a result of those farmouts, the Partnership expects the first quarter of 2018 to be the last quarter of meaningful working interest participation capital expenditures related to the Haynesville/Bossier development.

The Partnership expects net working interest capital expenditures to total $32 to $40 million during 2018. Spending related to Black Stone's participation in Haynesville/Bossier development for 2018 is expected to be $20 to $25 million net of farmout reimbursements, the vast majority of which was incurred in the first quarter. Black Stone also intends to invest $12 to $15 million delineating its PepperJack prospect in Hardin and Liberty counties, Texas during 2018. The PepperJack A#1 well, targeting the Lower Wilcox formation in Southeast Texas, was drilled and logged during the first quarter of 2018 at a cost of $6.3 million with encouraging results. The PepperJack B#1 well will be drilled during the second quarter of this year. Black Stone plans to ultimately market the development project to an operator to complete these wells and develop the field.

The Partnership expects to receive substantial reimbursement of prior capital expenditures, lease bonus consideration, and a healthy continuous drilling commitment from the operator, while retaining a meaningful royalty interest in the project going forward.

Distributions

The Board of Directors of the general partner (the "Board") has approved cash distributions attributable to the first quarter of 2018 of $0.3125 per common unit and $0.20875 per subordinated unit. Distributions will be payable on May 24, 2018 to unitholders of record on May 17, 2018. The quarterly distribution coverage ratio attributable to the first quarter of 2018 was approximately 1.6x for all units (2.5x for common units).

2018 Outlook

Black Stone generally reviews its guidance on a semi-annual basis unless circumstances suggest there has been a material change that warrants updating information for the investment community. The following items have changed since the original budget was announced and should be noted for financial modeling purposes:

•
DD&A - Black Stone is reducing its 2018 DD&A per BOE guidance to $7.50 - $8.50 per Boe, down from $8.00 - $9.00 per Boe. The change is primarily a result of higher proved reserves at year-end 2017 compared to what had been assumed for budgeting purposes.

•
Maintenance Capital - On April 27, 2018, the Board of Directors approved a replacement capital expenditure estimate of $11.0 million for the period from April 1, 2018 to March 31, 2019. The decrease from the prior twelve-month estimate of $13.0 million reflects the decline of working interest as a driver of reserve replacement for the Partnership going forward.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2018 on Tuesday, May 8, 2018 at 9:00 a.m. Central Time. To join the call, participants should dial (877) 447-4732 and use conference code 8485889. A live broadcast of the call will also be available at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through June 7, 2018.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states and 64 onshore basins in the continental United States.  The Partnership also owns and selectively participates as a non-operating working interest partner in established development programs, primarily on its mineral and royalty holdings.  The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Partnership expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as "will," "may," "should," "expect," "anticipate," "plan," "project," "intend," "estimate," "believe," "target," "continue," "potential," the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the Partnership’s ability to execute its business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on the Partnership’s properties;

•	regional supply and demand factors, delays, or interruptions of production;

•	the Partnership’s ability to replace its oil and natural gas reserves; and

•	the Partnership’s ability to identify, complete, and integrate acquisitions.
For an important discussion of risks and uncertainties that may impact our operations, see our annual and quarterly filings with the Securities and Exchange Commission, which are available on our website.

Information for Non-U.S. Investors

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Although a portion of Black Stone Minerals’ income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Black Stone Minerals’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Black Stone Minerals’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate, currently 37.0% for individuals.

Black Stone Minerals, L.P. Contact

Brent Collins
Vice President, Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2018	2017

REVENUE
Oil and condensate sales	$72,983	$40,474
Natural gas and natural gas liquids sales	53,245	47,701
Lease bonus and other income	4,599	13,682
Revenue from contracts with customers	130,827	101,857
Gain (loss) on commodity derivative instruments	(16,333)	22,725
TOTAL REVENUE	114,494	124,582
OPERATING (INCOME) EXPENSE
Lease operating expense	4,248	4,189
Production costs and ad valorem taxes	14,925	11,902
Exploration expense	3	562
Depreciation, depletion, and amortization	28,570	26,379
General and administrative	18,521	17,212
Accretion of asset retirement obligations	269	247
(Gain) loss on sale of assets, net	(2)	(924)
TOTAL OPERATING EXPENSE	66,534	59,567
INCOME (LOSS) FROM OPERATIONS	47,960	65,015
OTHER INCOME (EXPENSE)
Interest and investment income	33	6
Interest expense	(4,521)	(3,507)
Other income (expense)	(1,515)	69
TOTAL OTHER EXPENSE	(6,003)	(3,432)
NET INCOME (LOSS)	41,957	61,583
Net (income) loss attributable to noncontrolling interests	(27)	(9)
Distributions on Series A redeemable preferred units	(25)	(1,114)
Distributions on Series B cumulative convertible preferred units	(5,250)	—
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$36,655	$60,460
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	24,329	35,517
Subordinated units	12,326	24,943
	$36,655	$60,460
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.23	$0.37
Weighted average common units outstanding (basic)	103,774	96,901
Per subordinated unit (basic)	$0.13	$0.26
Weighted average subordinated units outstanding (basic)	95,395	95,149
Per common unit (diluted)	$0.23	$0.37
Weighted average common units outstanding (diluted)	103,774	97,590
Per subordinated unit (diluted)	$0.13	$0.26
Weighted average subordinated units outstanding (diluted)	95,395	95,149
DISTRIBUTIONS DECLARED AND PAID:
Per common unit	$0.3125	$0.2875
Per subordinated unit	$0.2088	$0.1838

The following table shows the Partnership’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended March 31,
	2018	2017

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	1,190	861
Natural gas (MMcf)[1]	15,742	14,060
Equivalents (MBoe)	3,814	3,204
Revenue:
Oil and condensate sales	$72,983	$40,474
Natural gas and natural gas liquids sales[1]	53,245	47,701
Lease bonus and other income	4,599	13,682
Revenue from contracts with customers	130,827	101,857
Gain (loss) on commodity derivative instruments	(16,333)	22,725
Total revenue	$114,494	$124,582
Realized prices:
Oil and condensate ($/Bbl)	$61.33	$47.01
Natural gas ($/Mcf)[1]	3.38	3.39
Equivalents ($/Boe)	$33.10	$27.52
Operating expenses:
Lease operating expense	$4,248	$4,189
Production costs and ad valorem taxes	14,925	11,902
Exploration expense	3	562
Depreciation, depletion, and amortization	28,570	26,379
General and administrative	18,521	17,212
Per Boe:
Lease operating expense (per working interest Boe)	$3.38	$3.19
Production costs and ad valorem taxes	3.91	3.71
Depreciation, depletion, and amortization	7.49	8.23
General and administrative	4.86	5.37

[1]
As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental non-GAAP financial measures used by our management and external users of our financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, and non-cash equity-based compensation. We define distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.
Adjusted EBITDA and distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles (“GAAP”) in the United States as measures of our financial performance.
Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA and distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2018	2017

	(Unaudited) (In thousands)
Net income	$41,957	$61,583
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion and amortization	28,570	26,379
Interest expense	4,521	3,507
Income tax expense	1,507	—
Accretion of asset retirement obligations	269	247
Equity–based compensation	6,226	4,661
Unrealized (gain) loss on commodity derivative instruments	11,958	(18,447)
Adjusted EBITDA	95,008	77,930
Adjustments to reconcile to distributable cash flow:
Deferred revenue	1,303	(325)
Cash interest expense	(4,316)	(3,292)
(Gain) loss on sale of assets, net	(2)	(924)
Estimated replacement capital expenditures[1]	(3,250)	(3,750)
Cash paid to noncontrolling interests	(52)	(25)
Preferred unit distributions	(5,275)	(1,114)
Distributable cash flow	$83,416	$68,500

[1]
On August 3, 2016, the Board of Directors of our general partner (the “Board”) approved a replacement capital expenditure estimate of $15.0 million for the period of April 1, 2016 to March 31, 2017. On June 8, 2017, the Board approved a replacement capital expenditure estimate of $13.0 million for the period of April 1, 2017 to March 31, 2018.